UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): October 31, 2006
IdleAire Technologies Corporation
(Exact name of registrant as specified in its charter)

Delaware	0-51966	62-1829384

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

410 N. Cedar Bluff Road, Suite 200, Knoxville, TN 37923

(Address of principal executive offices) (Zip Code)
(865) 342-3600

(Registrant’s telephone number, including area code)
Not Applicable

(Former name, former address and former fiscal year, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement
     On October 31, 2006, Mr. David G. Everhart gave IdleAire Technologies Corporation (the “Company”) a written notice of resignation. Due to personal health reasons, Mr. Everhart wishes to resign from his position as the Company’s Chief Operating Officer, effective immediately, although he will continue to serve on the Company’s Board of Directors and will be available on a day-to-day basis until January 15, 2007 to assist with transition. Under his Senior Management Agreement with the Company dated June 17, 2002, Mr. Everhart will be entitled to receive his base salary of $203,410, accrued bonus, and insurance benefits for one year, except for medical insurance which he is entitled to receive for eighteen months, following the effective date of his separation from the Company. Except for certain provisions including those relating to severance benefits, treatment of confidential information, non-competition and non-solicitation, all of which will continue to remain in full force and effect after the separation, the Senior Management Agreement will terminate as of January 16, 2007, the effective date of Mr. Everhart’s separation from the Company.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
     On October 31, 2006, Mr. David G. Everhart gave the Company a written notice of resignation. Due to personal health reasons, Mr. Everhart wishes to resign his position as the Company’s Chief Operating Officer, effective immediately. Mr. Everhart’s decision to resign was not due to any disagreement with management or the Board of Directors of the Company. A copy of the press release announcing Mr. Everhart’s resignation is attached as Exhibit 99.1 hereto and incorporated by reference herein.
     On November 1, 2006, the Board of Directors approved the appointment of Lynn Youngs, the Company’s current Executive Vice President, as Chief Operating Officer, effective immediately.
Item 9.01 Financial Statements and Exhibits
     (c) Exhibits

Exhibit No.	Exhibit

99.1	Press release dated November 2, 2006 announcing the resignation of Mr. Everhart from his position as Chief Operating Officer of IdleAire Technologies Corporation and appointment of Lynn Youngs as its new Chief Operating Officer.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDLEAIRE TECHNOLOGIES CORPORATION
Date: November 2, 2006	By:	/s/ James H. Price
James H. Price
Senior Vice President and General Counsel